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                       [ON LETTERHEAD OF KING & SPALDING]

                                 March 30, 1998


Chastain Capital Corporation
c/o ERE Yarmouth
3424 Peachtree Road, N.E.
Suite 800
Atlanta, Georgia 30326

Ladies and Gentlemen:

     We have acted as counsel to Chastain Capital Corporation, a Georgia corporation (the "Company") in connection with its registration under the Securities Act of 1933, as amended, of the Common Stock of the Company, as described in that certain Registration Statement filed with the Securities and Exchange Commission (the "Commission") on even date herewith (the "Registration Statement"). In connection therewith, the Company has requested our opinion with respect to (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), (ii) the classification of Chastain Investments, L.P. (the "Operating Partnership") for federal income tax purposes and (iii) the accuracy of the information contained in the Prospectus, which is part of the Registration Statement, under the heading "Federal Income Tax Consequences."

     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the references to us in the Prospectus under the headings "Federal Income Tax Consequences" and "Legal Matters."

     Unless otherwise indicated, all terms used herein with initial capital letters shall have the same meaning as in the Prospectus, and all section references herein are to the Code.

                       FACTS AND ASSUMPTIONS RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including, without limitation, the Registration Statement and the Company's Articles of Incorporation. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company, including certain factual representations set forth in a letter to us dated as of December 18, 1997.
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Chastain Capital Corporation
March 30, 1998
Page 2



                                    OPINIONS

     Based upon and subject to the foregoing, we are of the following opinions:

     (1) The Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT beginning with its taxable year ended December 31, 1998.

     (2) So long as the only partners in the Operating Partnership are corporations in which the Company owns 100% of the capital stock, the Operating Partnership will be disregarded as an entity separate from the Company for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the Operating Partnership will be treated as assets, liabilities and items of income, deduction, and credit of the Company. In addition, if any person, other than the Company or a corporation in which the Company owns 100% of the capital stock, ever becomes a partner in the Operating Partnership, then the Operating Partnership will be classified as a partnership for federal income tax purposes, provided that the Operating Partnership does not elect, pursuant to Treasury regulations section 301.7701-3, to be treated as an association taxable as a corporation.

     (3) The information in the Prospectus under the heading "Federal Income Tax Consequences" constitutes, in all material respects, a fair and accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Common Stock, and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding.

     The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company and the investors in the Common Stock. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in any such documents or in any such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

     We will advise you of any facts or circumstances that come to our attention, or of any changes in law that occur, and which affect the opinions expressed herein, prior to the date that the Registration Statement is declared effective by the Commission. We assume no such obligation, however, to so advise you after such date.


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Chaistain Capital Corporation
March 30, 1998
Page 3

     The Company's qualification as a REIT depends upon the Company's ability to meet, on a continuing basis through actual annual operating results, distribution levels, and stock ownership, several requirements imposed by the Code. We assume no obligation to review the Company's compliance with those requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements.

     Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Common Stock.


                                        Very truly yours,



                                        King & Spalding